Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Colony Capital, Inc. for the registration of its class A common stock, preferred stock, depositary shares, warrants, and rights, and to the incorporation by reference therein of our report dated March 1, 2019, except for the effects of presenting the industrial portfolio and related management platform as discontinued operations as described in Notes 1, 2, 10 and 18, as to which the date is December 23, 2019, with respect to the consolidated financial statements of Colony Capital, Inc. included in its Current Report on Form 8-K/A dated January 10, 2020, and our report dated March 1, 2019, with respect to the effectiveness of internal control over financial reporting of Colony Capital, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
January 10, 2020